CONTACTS:

Media Inquiries
Cheryl Kilborn
(248) 435-7907
cheryl.kilborn@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports First-Quarter Fiscal Year 2015 Results

Improves Adjusted EBITDA Margin by 100 Basis Points Year Over Year;
Announces Seven-Year Agreement with PACCAR

TROY, Mich. (Jan. 28, 2015) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its first fiscal quarter ended Dec. 31, 2014.

First-Quarter Highlights

•	Sales were $879 million, down $21 million, or 2 percent, from the same period last year.

•	Net income attributable to Meritor on a GAAP basis was $29 million, compared to $11 million a year ago. Earnings per share was $0.29 per diluted share, compared to $0.11 a year ago.

•
Adjusted income from continuing operations in the first quarter of fiscal year 2015 was $35 million, or $0.35 per adjusted diluted share, compared to $13 million, or $0.13 per adjusted diluted share, a year ago.

•	Adjusted EBITDA was $79 million, compared to $72 million in the prior year.

•	Adjusted EBITDA margin was 9.0 percent, compared to 8.0 percent in the first quarter of fiscal year 2014.

•	Free cash flow was negative $21 million in the first quarter of fiscal year 2015, compared to negative $16 million in the same period a year ago.

First-Quarter Results
For the first quarter of fiscal year 2015, Meritor posted sales of $879 million, down $21 million, or 2 percent, from the same period last year. The sales decrease was primarily driven by lower commercial truck production and unfavorable exchange rates in Europe and South America, as well as lower revenue from Meritor’s defense business. This impact was partially offset by higher sales in North America as the Class 8 truck market continued to strengthen.
Net income attributable to Meritor from continuing operations, on a GAAP basis, was $32 million, or $0.32 per diluted share, compared to $12 million, or $0.12 per diluted share, in the prior year. The increase in net income from continuing operations was primarily driven by higher adjusted EBITDA and lower interest expense.
Adjusted income from continuing operations in the first quarter of fiscal year 2015 was $35 million, or $0.35 per adjusted diluted share, compared to $13 million, or $0.13 per adjusted diluted share, a year ago.
Adjusted EBITDA was $79 million, compared to $72 million in the first quarter of fiscal year 2014. Adjusted EBITDA margin for the first quarter of fiscal year 2015 was 9.0 percent, compared to 8.0 percent in the same period last year. This improvement in Adjusted EBITDA and Adjusted EBITDA margin was primarily driven by incremental pricing and material, labor and burden performance.
Cash flow from operating activities in the first quarter of fiscal 2015 was negative $9 million, compared to negative $4 million in the same period last year. Free cash flow for the first quarter of fiscal year 2015 was negative $21 million, compared to negative $16 million in the same period last year, primarily due to higher annual variable incentive compensation payments paid in the most recent quarter.

First-Quarter Segment Results
Commercial Truck & Industrial sales were $703 million, down $24 million compared to the same period last year. The decrease in sales was driven by lower production in Europe, South America and defense as well as unfavorable exchange rates. This impact was partially offset by higher sales in North America as the Class 8 truck market continued to strengthen.
Segment EBITDA for the Commercial Truck & Industrial segment was $56 million for the quarter, up $3 million from the first quarter of fiscal year 2014. Segment EBITDA margin increased to 8.0 percent, up from 7.3 percent in the same period last year. The increase in segment EBITDA and EBITDA margin reflects incremental pricing and material, labor and burden performance, partially offset by lower revenue and unfavorable mix.

The Aftermarket & Trailer segment posted sales of $208 million, up $6 million from the same period a year ago. Segment EBITDA for Aftermarket & Trailer was $25 million, up $4 million from the first quarter of fiscal year 2014. Segment EBITDA margin improved to 12.0 percent from 10.4 percent in the first quarter of fiscal year 2014. The increase was primarily due to slightly higher revenue in North America and pricing actions executed during fiscal year 2014.

New Business Win with PACCAR
Further positioning the company for growth, Meritor announced a long-term contract with PACCAR. This seven-year agreement secures preferred product positioning for rear axles in North America and Australia. In addition, Meritor now has enhanced optional positioning for brakes, drivelines and front axles.
“We are excited to enter into this long-term agreement with PACCAR and further strengthen our relationship in such a significant way,” said Ike Evans, chairman and CEO, Meritor. “The Meritor team is fully committed to delivering industry-leading products to support PACCAR in building great trucks.”

Outlook for Fiscal Year 2015
The company is revising its guidance as follows:

•	Revenue to be approximately $3.7 billion (decreased from approximately $3.8 billion).

•	Adjusted EBITDA margin to be approximately 9.0 percent (revised from a range of 8.8 percent to 9.0 percent).

•	Adjusted earnings per share from continuing operations in the range of $1.20 to $1.30 (unchanged from previous guidance).

•	Free cash flow to be approximately $100 million (unchanged from previous guidance).

Consistent with the outlook provided in November 2014, Meritor anticipates the following for the entire company:
•Capital expenditures in the range of $80 million to $90 million.
•Interest expense in the range of $80 million to $90 million.
•Cash interest in the range of $65 million to $75 million.
•Effective income tax rate of approximately 20 percent.

“We remain committed - and on track - to achieving our M2016 metrics, despite continued softness in the global markets,” Evans said. “Securing new contracts, such as with PACAAR, is a result of the effort the Meritor team has put forth to drive the company toward greater shareholder value as part of our M2016 strategy.”

First-Quarter Fiscal Year 2015 Conference Call
Meritor will host a conference call and webcast to discuss the company’s first-quarter results for fiscal year 2015 on Wednesday, Jan. 28, 2015, at 9 a.m. ET.
To participate, call (617) 213-4866, 10 minutes prior to the start of the call. Please reference passcode 16406418 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Jan. 28, until 11:59 p.m. ET on Feb. 4, by calling (888) 286-8010 within the United States or (617) 801-6888 for international calls. Please refer to replay passcode 58900093. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military program winds down by design through 2015; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended September 30, 2014: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Conditions and Results of Operations.These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.
Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding non-GAAP financial measures. These non-GAAP financial measures include

Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow and net debt which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt including retirement liabilities is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders. Net debt, including retirement liabilities, is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.
Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2014	2013 (1)
Sales	$879	$900
Cost of sales	(764)	(795)
GROSS MARGIN	115	105
Selling, general and administrative	(65)	(59)
Restructuring costs	(3)	(1)
Other operating income (expense), net	1	(1)
OPERATING INCOME	48	44
Other income, net	2	—
Equity in earnings of affiliates	9	8
Interest expense, net	(19)	(27)
INCOME BEFORE INCOME TAXES	40	25
Provision for income taxes	(7)	(11)
INCOME FROM CONTINUING OPERATIONS	33	14
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(3)	(1)
NET INCOME	30	13
Less: Net income attributable to noncontrolling interests	(1)	(2)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$29	$11

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net Income from continuing operations	$32	$12
Loss from discontinued operations	(3)	(1)
Net Income	$29	$11

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.32	$0.12
Discontinued operations	(0.03)	(0.01)
Diluted earnings per share	$0.29	$0.11

Diluted average common shares outstanding	101.2	98.7

(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	December 31, 2014	September 30, 2014
ASSETS:
Cash and cash equivalents	$214	$247
Receivables, trade and other, net	511	610
Inventories	379	379
Other current assets	58	56
TOTAL CURRENT ASSETS	1,162	1,292
Net property	407	424
Goodwill	423	431
Other assets	354	355
TOTAL ASSETS	$2,346	$2,502

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$5	$7
Accounts and notes payable	597	680
Other current liabilities	292	351
TOTAL CURRENT LIABILITIES	894	1,038
Long-term debt	962	965
Retirement benefits	759	775
Other liabilities	307	309
Total deficit attributable to Meritor, Inc.	(603)	(612)
Noncontrolling interests	27	27
TOTAL DEFICIT	(576)	(585)
TOTAL LIABILITIES AND DEFICIT	$2,346	$2,502

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND RECONCILIATION OF ADJUSTED EBITDA NON-GAAP
(Unaudited, In millions)

	Three Months Ended December 31,
	2014	2013 (2)
Sales:
Commercial Truck & Industrial	$703	$727
Aftermarket & Trailer	208	202
Intersegment Sales	(32)	(29)
Total sales	$879	$900
EBITDA:
Commercial Truck & Industrial	$56	$53
Aftermarket & Trailer	25	21
Segment EBITDA	81	74
Unallocated legacy and corporate costs, net	(2)	(2)
Adjusted EBITDA	79	72
Interest expense, net	(19)	(27)
Provision for income taxes	(7)	(11)
Depreciation and amortization	(15)	(16)
Noncontrolling interests	(1)	(2)
Loss on sale of receivables	(2)	(3)
Restructuring costs	(3)	(1)
Income from Continuing Operations attributable to Meritor, Inc.	32	12
Loss from Discontinued Operations attributable to Meritor, Inc.	(3)	(1)
Net Income attributable to Meritor, Inc.	$29	$11

Adjusted EBITDA Margin (1)	9.0%	8.0%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Three Months Ended December 31,
	2014	2013 (1)
OPERATING ACTIVITIES
Income from continuing operations	$33	$14
Adjustments to income from continuing operations:
Depreciation and amortization	15	16
Restructuring costs	3	1
Equity in earnings of affiliates	(9)	(8)
Pension and retiree medical expense	7	10
Other adjustments to income from continuing operations	2	4
Dividends received from affiliates	5	5
Pension and retiree medical contributions	(14)	(9)
Restructuring payments	(1)	(3)
Changes in off-balance sheet accounts receivable factoring	53	81
Changes in assets and liabilities	(100)	(109)
Operating cash flows provided by (used for) continuing operations	(6)	2
Operating cash flows used for discontinued operations	(3)	(6)
CASH USED FOR OPERATING ACTIVITIES	(9)	(4)
INVESTING ACTIVITIES
Capital expenditures	(12)	(12)
CASH USED FOR INVESTING ACTIVITIES	(12)	(12)
FINANCING ACTIVITIES
Repayment of term loan	—	(4)
Other financing activities	(4)	3
CASH USED FOR FINANCING ACTIVITIES	(4)	(1)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(8)	(1)
CHANGE IN CASH AND CASH EQUIVALENTS	(33)	(18)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	247	318
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$214	$300
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2014	2013 (1)
Income from continuing operations attributable to Meritor, Inc.	$32	$12
Restructuring costs	3	1
Adjusted income from continuing operations	$35	$13

Diluted earnings per share from continuing operations	$0.32	$0.12
Impact of adjustments on diluted earnings per share	0.03	0.01
Adjusted diluted earnings per share from continuing operations	$0.35	$0.13

Diluted average common shares outstanding	101.2	98.7
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended December 31,
	2014	2013 (1)
Cash flows used for operating activities	$(9)	$(4)
Capital expenditures	(12)	(12)
Free cash flow	$(21)	$(16)

(1) Amounts for prior period have been recast for discontinued operations.